AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

         This is an Amendment to the Investment Advisory Agreement made and entered into between INVESCO Funds Group, Inc., a Delaware corporation (the "Adviser"), and INVESCO Multiple Asset Funds, Inc. a Maryland corporation (the "Fund") as of the 28th day of February, 1997 (the "Agreement").

         WHEREAS, effective as of September 10, 1998, the Fund has changed its name to "INVESCO Flexible Funds, Inc.;" and

         WHEREAS, effective as of October 29, 1998, the Fund has changed its name to "INVESCO Combination Stock & Bond Funds, Inc.;" and

         WHEREAS, the Fund and the Adviser are affiliated companies; and

         WHEREAS, the Fund desires to add additional breakpoints to the existing advisory fees that it pays to the Adviser for the management of the Fund's separate portfolios of investments, the INVESCO Multi-Asset Allocation Fund and the INVESCO Balanced Fund (each, a "Portfolio");

         NOW, THEREFORE, the name of the Fund is "INVESCO Combination Stock & Bond Funds, Inc.; and

         In consideration of the premises and mutual covenants contained in the Agreement, it is agreed that the first paragraph of the provisions in paragraph 4 of the Agreement entitled "Compensation of the Adviser" is hereby amended to read as follows:

                  For the services to be rendered and the charges and expenses to be assumed by the Adviser hereunder, the Fund shall pay to the Adviser an advisory fee which will be computed on a daily basis and paid as of the last day of each month, using for each daily calculation of the most recently determined net asset value of each Portfolio of the Fund, as determined by valuations made in accordance with the Fund's procedure for calculating each Portfolio's net asset value as described in the Fund's Prospectus and/or Statement of Additional Information. On an annual basis, the advisory fees applicable to each Portfolio shall be as follows:

          (a) INVESCO Balanced Fund: 0.60% of the first $350 million of the Portfolio's average net assets, 0.55% of the next $350 million of the Portfolio's average net assets, 0.50% of the Portfolio's average net assets from $700 million, 0.45% of the Portfolio's average net assets from $2 billion, 0.40% of the Portfolio's average net assets from $4 billion, 0.375% of the Portfolio's average net assets from $6 billion, and 0.35% of the Portfolio's average net assets over $8 billion.

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          (b)  INVESCO  Multi-Asset  Allocation  Fund:  0.75% of the first  $500 million of the Portfolio's average net assets, 0.65% of the next $500 million of the Portfolio's average net assets, 0.50% of the Portfolio's average net assets from $1 billion, 0.45% of the Portfolio's average net assets from $2 billion, 0.40% of the Portfolio's average net assets from $4 billion, 0.375% of the Portfolio's average net assets from $6 billion, and 0.35% of the Portfolio's average net assets over $8 billion.


    IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the 13th day of May, 1999.

                                    INVESCO FUNDS GROUP, INC.

                                    By:   /s/ Mark H. Williamson
                                          ----------------------------
                                          Mark H. Williamson,
                                          President
ATTEST:

/s/ Glen A. Payne
----------------------------
Glen A. Payne,
Secretary
                                    INVESCO COMBINATION STOCK AND BOND
                                      FUNDS, INC.

                                    By:   /s/ Ronald L. Grooms
                                          ----------------------------
                                          Ronald L. Grooms
                                          Treasurer & Chief Financial &
                                          Accounting Officer

ATTEST:

/s/ Glen A. Payne
----------------------------
Glen A. Payne,
Secretary